EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
August 6, 2024

Centrus Reports Second Quarter 2024 Results

•Net income of $30.6 million on $189.0 million in revenue, compared to net income of $12.7 million on $98.4 million in revenue in Q2 2023
•Consolidated cash balance of $227.0 million as of June 30, 2024
•Annuitized $234 million of pension plan obligations for more than 1,000 beneficiaries, resulting in a $16.6 million settlement gain
•Secured a U.S. Department of Energy (“DOE”) waiver under the Prohibiting Russian Imports Act to cover 2024 and 2025 U.S. customer deliveries under the Russian supply contract

BETHESDA, Md. - Centrus Energy Corp. (NYSE American: LEU) (“Centrus” or the “Company”) today reported second quarter 2024 results. The Company reported net income of $30.6 million for the three months ended June 30, 2024, which is $1.89 (basic and diluted) per common share.

“Centrus delivered strong revenues and margins for shareholders this quarter as we continue progressing towards our long-term goal of restoring domestic uranium enrichment capability at scale,” said Centrus President and CEO Amir Vexler. “Meanwhile, the U.S. Department of Energy has issued a series of request for proposals (“RFPs”) to jump-start domestic nuclear fuel production, backed by more than $3.4 billion in appropriations from Congress – the largest federal investment in uranium enrichment in decades. We are vigorously competing for this funding as we believe it represents a historic opportunity to restore America’s nuclear fuel supply chain with U.S. technology built by American workers.”

Financial Results

Centrus generated total revenue of $189.0 million and $98.4 million for the three months ended June 30, 2024 and 2023, respectively, an increase of $90.6 million.

Revenue from the LEU segment was $169.6 million and $87.6 million for the three months ended June 30, 2024 and 2023, respectively, an increase of $82.0 million. SWU revenue increased by $91.6 million as a result of an increase in the volume of SWU sold and an increase in the average price of SWU sold. Uranium revenue decreased by $9.6 million as a result of a decrease in the volume of uranium sold, partially offset by an increase in the average price of uranium sold.

Revenue from the Technical Solutions segment was $19.4 million and $10.8 million for the three months ended June 30, 2024 and 2023, respectively, an increase of $8.6 million. Revenue generated under the HALEU Operation Contract between the Company and the DOE signed in 2022 increased $8.4 million due to the transition from Phase 1 to Phase 2 in late 2023, as further described below. The remaining increase was attributable to other contracts.

Cost of sales for the LEU segment was $136.6 million and $60.8 million for the three months ended June 30, 2024 and 2023, respectively, an increase of $75.8 million. SWU costs increased as a result of an increase in the average unit cost of SWU sold and an increase in the volume of SWU sold. Uranium costs decreased as a result of a decrease in the volume of uranium sold, partially offset by an increase in the average unit cost of uranium sold. Cost of sales for the three months ended June 30, 2024 and 2023 included $1.5 million and $0.8 million, respectively, for the revaluation of inventory loans.

Cost of sales for the Technical Solutions segment was $15.9 million and $9.6 million for the three months ended June 30, 2024 and 2023, respectively, an increase of $6.3 million. Costs incurred for the HALEU Operation Contract increased by $6.3 million due to the transition from Phase 1 to Phase 2 in late 2023.

Gross profit for the Company was $36.5 million and $28.0 million for the three months ended June 30, 2024 and 2023, respectively. The increase for the three months ended June 30, 2024 was primarily attributed to the increase in gross profit in the LEU segment and in the Technical Solutions segment, driven by the transition from Phase 1 to Phase 2 of the HALEU Operation Contract in late 2023. LEU customers generally have multi-year contracts that carry annual purchase commitments, not quarterly commitments. The gross profit in our LEU business varies based upon the timing of those contracts. The pricing of those deliveries varies depending upon the market conditions at the time the contract was signed with a portion of our outstanding contracts entered into at historically higher prices. The Company’s gross profit in the LEU segment was higher primarily due to the increase in sales volume and composition of contracts in the current quarter, which included higher-priced legacy contracts.

Domestic Enrichment Update

As previously announced, the Company began enrichment operations in October 2023 at its American Centrifuge Plant in Piketon, Ohio, and made its first delivery of 20 kilograms of High Assay Low-Enriched Uranium (“HALEU”) uranium hexafluoride (“UF6”) in November 2023, completing Phase 1 of the HALEU Operation Contract under budget and ahead of schedule. The DOE is contractually required to provide storage cylinders necessary to collect the HALEU product from the cascade. Using the storage cylinders currently made available by the DOE, Centrus has now achieved cumulative deliveries to the DOE of approximately 179 kilograms of HALEU UF6.

On November 28, 2023 and January 9, 2024, the DOE issued two Requests for Proposal (“RFPs”) for the deconversion and enrichment of HALEU, respectively. The Company submitted bids for both RFPs, with the goal of expanding HALEU production capability at the Piketon, Ohio facility. On June 27, 2024, the DOE issued an RFP for production of LEU. Centrus, which has previously successfully demonstrated LEU enrichment capabilities, intends to submit a proposal to incorporate large-scale LEU production alongside HALEU production in Piketon. The total available appropriations to be awarded currently under the RFPs is $3.4 billion which is subject to further appropriations. There can be no assurance that the Company will be successful in obtaining new contracts or funding.

The Prohibiting Russian Imports Act

The Prohibiting Russian Imports Act enacted in May 2024 imposed a ban on imports of uranium products from Russia. The ban which is set to take effect on August 11, 2024, empowers the DOE to issue waivers for certain imports through 2027. On July 18, 2024, the DOE issued the Company a waiver allowing it to import LEU from Russia for deliveries already committed by the Company to its U.S. customers in 2024 and 2025. For the years 2026 and 2027, the DOE deferred its decision to an unspecified date closer in time to the deliveries. The Company is also seeking a waiver to allow for importation of LEU from Russia for processing and reexport to the Company's foreign customers, and also plans to request a waiver covering imports in 2026 and 2027 that Centrus is obligated to purchase but has not yet committed to particular customers. It is uncertain whether any further waivers will be granted to the Company and, if granted, whether any waiver would be granted in a timely manner or will be sufficient in scope to support the Company’s intended operations.

Pension Annuitization

On May 28, 2024, the Company entered into an agreement with an insurer (“Insurer”) for two of its pension plans to purchase a group annuity contract and transferred approximately $234 million of its pension plan obligations to the Insurer, resulting in a 79% reduction in the Company’s pension liabilities. The purchase of the group annuity contract was funded directly by the assets of the pension plan of approximately $224 million. The purchase resulted in a transfer of administrative and benefit paying responsibilities for more than 1,000 beneficiaries to the Insurer. As a result of this annuitization, the Company recognized a gain of $16.6 million in nonoperating components of net periodic benefit loss (income) in its consolidated statements of operations.

This transaction builds upon the previous pension annuitization in the fourth quarter of 2023; the two transactions combined have resulted in transferring a total of approximately $420 million of the Company’s pension plan obligations for approximately 2,400 beneficiaries. The annuitization de-risks the Company’s balance sheet by reducing its current and future liabilities.

Backlog

The Company’s backlog is $2.7 billion as of June 30, 2024 and extends to 2040. Our LEU segment backlog as of June 30, 2024 is approximately $1.7 billion and includes future SWU and uranium deliveries primarily under medium and long-term contracts with fixed commitments and approximately $900 million in contingent LEU sales commitments, subject to entering into definitive agreements, in support of potential construction of LEU production capacity at the Piketon, Ohio facility. Our Technical Solutions segment backlog is approximately $1.0 billion as of June 30, 2024 and includes both funded amounts (services for which funding has been both authorized and appropriated by the customer), unfunded amounts (services for which funding has not been appropriated), and unexercised options.

About Centrus Energy Corp.

Centrus Energy is a trusted supplier of nuclear fuel components and services for the nuclear power industry. Centrus provides value to its utility customers through the reliability and diversity of its supply sources – helping them meet the growing need for clean, affordable, carbon-free electricity. Since 1998, the Company has provided its utility customers with more than 1,750 reactor years of fuel, which is equivalent to 7 billion tons of coal. With world-class technical and engineering capabilities, Centrus is also advancing the next generation of centrifuge technologies so that America can restore its domestic uranium enrichment capability in the future. Find out more at centrusenergy.com.

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Forward-Looking Statements:

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements mean statements related to future events, which may impact our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could”, “would” or “may” and other words of similar meaning. These forward-looking statements are based on information available to us as of the date of this news release and represent management’s current views and assumptions with respect to future events and operational, economic and financial performance. Forward-looking statements are not guarantees of future performance, events or results and involve known and unknown risks, uncertainties and other factors, which may be beyond our control.

For Centrus Energy Corp., particular risks and uncertainties (hereinafter “risks”) that could cause our actual future results to differ materially from those expressed in our forward-looking statements and which are, and may be, exacerbated by any worsening of the global business and economic environment include but are not limited to the following: risks related to our potential inability to secure additional waivers or other exceptions from the ban or sanction in a timely manner or at all in order to allow us to continue importing Russian low enriched uranium (“LEU”) under the existing supply contract with the Russian government-owned entity, TENEX, Joint-Stock Company (“TENEX”) (“TENEX Supply Contract”) or otherwise doing business with TENEX or implementing the TENEX Supply Contract; risks related to TENEX’s refusal or inability to deliver LEU to us for any reason including because (i) U.S. or foreign government sanctions or bans are imposed on LEU from Russia or on TENEX, (ii) TENEX is unable or unwilling to deliver LEU, receive payments, receive the return of natural uranium hexafluoride, or conduct other activities related to the TENEX Supply Contract, or (iii) TENEX elects, or is directed (including by its owner or the Russian government), to limit or stop transactions with us or with the United States or other countries; risks related to the war in Ukraine and geopolitical conflicts and the imposition of sanctions or other measures, including bans or tariffs by (i) the U.S. or foreign governments and institutions such as the European Union, (ii) organizations (including the United Nations or other international organizations), or (iii) entities (including private entities or persons), that could directly or indirectly impact our ability to obtain, deliver, transport or sell LEU or the Separative Work Units (“SWU”) and natural uranium hexafluoride components of LEU delivered to us under our TENEX Supply Contract, or make related payments or deliveries of natural uranium hexafluoride to TENEX; risks related to laws that ban (i) imports of Russian LEU into the United States, including the “Prohibiting Russian Uranium Imports Act” (“Import Ban Act”) or (ii) transactions with the Russian State Atomic Energy Corporation (“Rosatom”) or its subsidiaries, which includes TENEX; risks related to the increasing quantities of LEU being imported into the U.S. from China and the impact on our ability to make future LEU or SWU sales or ability to finance any buildout of our enrichment capacities; risks related to disputes with third parties, including contractual counterparties, that could result if we cannot receive, or otherwise are unable to receive timely deliveries of LEU under the TENEX Supply Contract; risks related to our dependence on others, such as TENEX, under the TENEX Supply Contract, a subsidiary of Orano Cycle (“Orano”), under our long-term commercial supply agreement with Orano, and other suppliers (including, but not limited to, transporters) who provide, or deliver, us the goods and services we need to conduct our business and any resulting negative impact on our liquidity; risks related to our ability to sell or deliver the LEU we procure pursuant to our purchase obligations under our supply agreements and the impacts of sanctions or limitations on imports of such LEU, including those imposed under the 1992 Russian Suspension Agreement as amended, international trade legislation and other international trade restrictions or the Import Ban Act; risks related to whether or when government funding or demand for high-assay low-enriched uranium (“HALEU”) for government or commercial uses will materialize and at what level; risks regarding funding for continuation and deployment of the American Centrifuge technology; risks related to (i) our ability to perform and absorb costs under our agreement with the U.S. Department of Energy (“DOE”) to deploy and operate a cascade of centrifuges to demonstrate production of HALEU for advanced reactors (the “HALEU Operation Contract”), (ii) our ability to obtain new contracts and funding to be able to continue operations and (iii) our ability to obtain and/or perform under other agreements; risks that (i) we may not obtain the full benefit of the HALEU Operation Contract and may not be able or allowed to operate the HALEU enrichment facility to produce HALEU after the completion of the HALEU Operation Contract or (ii) the output from the HALEU enrichment facility may not be available to us as a future source of supply; risks related to existing or new trade barriers and to contract terms that limit our ability to procure LEU for, or deliver LEU to, customers; risks related to natural and other disasters, including the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects; risks related to financial difficulties experienced by customers or suppliers, including possible bankruptcies, insolvencies, or any other situation, event or occurrence that affect the ability of others to pay for our products or services in a timely manner or at all; risks related to pandemics, endemics, and other health crises; risks related to the impact and potential extended duration of a supply/demand imbalance in the market for LEU; risks related to pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; risks related to the movement and timing of customer orders; risks related to the fact that we face significant competition from major LEU producers who may be less cost sensitive or are wholly or partially government owned; risks that our ability to compete in foreign markets may be limited for various reasons, including policies that favor indigenous suppliers over foreign suppliers of goods and services; risks related to the fact that our revenue is largely dependent on our largest customers; risks related to our backlog, including uncertainty concerning customer actions under current contracts and in future contracting due to market conditions, global events or other factors, including our lack of current production capability; risks related to reliance on the only firm that has the necessary permits and capability to transport LEU from Russia to the United States and that firm’s ability to maintain those permits and capabilities or secure additional permits; risks related to uncertainty regarding our ability to commercially deploy competitive enrichment technology; risks related to the potential for demobilization or termination of the HALEU Operation Contract; risks that we will not be able to timely complete the work that we are obligated to perform; risks related to the government’s inability to satisfy its obligations, including supplying government furnished equipment necessary for us to produce and deliver HALEU under the HALEU Operation Contract and processing security clearance applications due to a government shutdown or other reasons; risks related to our ability to obtain the government’s approval to extend the term of, or the scope of permitted activities under, our lease with the DOE in Piketon, Ohio; risks related to cybersecurity incidents that may impact our business operations; risks related to our ability to perform fixed-price and cost-share contracts such as the HALEU Operation Contract, including the risk that costs that we must bear could be higher than expected and the risk related to complying with stringent government contractual requirements; risks related to a government shutdown or lack of funding that could result in program cancellations, disruptions and/or stop work orders and could limit the U.S. government’s ability to make timely payments, and our ability to perform our U.S. government contracts and successfully compete for work; risks related to changes to the U.S. government’s appropriated funding levels for HALEU Operation Contract due to the upcoming November elections or other reasons; risks related to attracting qualified employees necessary for the potential expansion of our operations; risks related to our long-term liabilities, including material unfunded defined benefit pension plan obligations and postretirement health and life benefit obligations; risks related to our 8.25% Notes maturing in February 2027; risks of revenue and operating results fluctuating significantly from quarter to quarter, and in some cases, year to year; risks related to the impact of financial market conditions on our business, liquidity, prospects, pension assets and insurance facilities; risks related to the Company’s capital concentration; risks related to the value of our intangible assets related to LEU’s backlog and customer relationships; risks related to the limited trading markets in our securities; risks related to decisions made by our Class B Common Stock stockholders regarding their investment in the Company, including decisions based upon factors that are unrelated to the Company’s performance; risks that a small number of holders of our Class A Common Stock (whose interests may not be aligned with other holders of our Class A Common Stock) may exert significant influence over the direction of the Company and may be motivated by interests that are not aligned with the Company’s other Class A stockholders; risks related to (i) the use of our net operating losses (“NOLs”) carryforwards and net unrealized built-in losses (“NUBILs”) to offset future taxable income and the use of the Rights Agreement, dated as of April 6, 2016 to prevent an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) our ability to generate taxable income to utilize all or a portion of the NOLs prior to the expiration thereof and NUBILs; risks related to failures or security breaches of our information technology systems; risks related to our ability to attract and retain key personnel; risks related to actions, including reviews or audits, that may be taken by the U.S. government, the Russian government, or other governments that could affect our ability to perform under our contractual obligations or the ability of our sources of supply to perform under their contractual obligations to us; risks related to our ability to perform and receive timely payment under our agreements with the DOE or other government agencies, including risks related to the ongoing funding by the government and potential audits; risks related to changes or termination of our agreements with the U.S. government or other counterparties, or the exercise of contract remedies by such counterparties; risks related to the competitive environment for our products and services; risks related to changes in the nuclear energy industry; risks related to the competitive bidding process associated with obtaining contracts, including government contracts; risks that we will be unable to obtain new business opportunities or achieve market acceptance of our products and services or that products or services provided by others will render our products or services obsolete or noncompetitive; risks related to potential strategic transactions that could be difficult to implement, that could disrupt our business or that could change our business profile significantly; risks related to the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); risks related to the impact of government regulation and policies or interpretation of laws or regulations, including by the DOE, the U.S. Department of Commerce and the U.S. Nuclear Regulatory Commission; risks of accidents during the transportation, handling, or processing of toxic hazardous or radioactive material that may pose a health risk to humans or animals, cause property or environmental damage, or result in precautionary evacuations, and lead to claims against the Company; risks associated with claims and litigation arising from past activities at sites we currently operate or past activities at sites we no longer operate, including the Paducah, Kentucky, and Portsmouth, Ohio, gaseous diffusion plants; and other risks discussed in this news release and in our filings with the SEC.

Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this news release. These factors may not constitute all factors that could cause actual results to differ from those discussed in any forward-looking statement. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results. Readers are urged to carefully review and consider the various disclosures made in this news release and in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023, under Part II, Item 1A - “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, and in our filings with the SEC that attempt to advise interested parties of the risks and factors that may affect our business. We do not undertake to update our forward-looking statements to reflect events or circumstances that may arise after the date of this news release, except as required by law.

Contacts:

Investors: Dan Leistikow at LeistikowD@centrusenergy.com
Media: Lindsey Geisler at GeislerLR@centrusenergy.com

CENTRUS ENERGY CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited; in millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Separative work units	$139.7	$48.1	$163.3	$106.9
Uranium	29.9	39.5	29.9	39.5
Technical solutions	19.4	10.8	39.5	18.9
Total revenue	189.0	98.4	232.7	165.3
Cost of Sales:
Separative work units and uranium	136.6	60.8	159.7	95.7
Technical solutions	15.9	9.6	32.2	18.6
Total cost of sales	152.5	70.4	191.9	114.3
Gross profit	36.5	28.0	40.8	51.0
Advanced technology costs	4.1	4.1	9.8	7.5
Selling, general and administrative	7.6	7.8	15.7	18.1
Amortization of intangible assets	3.7	1.7	4.8	2.8
Special charges for workforce reductions	—	—	—	(0.1)
Operating income	21.1	14.4	10.5	22.7
Nonoperating components of net periodic benefit loss (income)	(16.3)	0.4	(16.2)	0.7
Interest expense	0.3	0.2	0.7	0.5
Investment income	(2.4)	(2.2)	(5.2)	(4.1)
Other expense, net	—	—	0.1	—
Income before income taxes	39.5	16.0	31.1	25.6
Income tax expense	8.9	3.3	6.6	5.7
Net income and comprehensive income	$30.6	$12.7	$24.5	$19.9

Net income per share:
Basic	$1.89	$0.84	$1.53	$1.33
Diluted	$1.89	$0.83	$1.52	$1.30
Average number of common shares outstanding (in thousands):
Basic	16,185	15,161	16,045	15,002
Diluted	16,226	15,369	16,125	15,306

CENTRUS ENERGY CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Six Months Ended June 30,
	2024	2023
OPERATING
Net income	$24.5	$19.9
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation and amortization	5.2	3.2
Accrued loss on long-term contract	—	(11.3)
Deferred tax assets	6.3	5.3
Gain on remeasurement of retirement benefit plans	(16.6)	—
Equity related compensation	0.7	1.6
Revaluation of inventory borrowings	1.8	2.9
Other reconciling adjustments, net	0.1	—
Changes in operating assets and liabilities:
Accounts receivable	14.9	29.2
Inventories	80.8	(54.8)
Inventories owed to customers and suppliers	(83.2)	12.0
Other current assets	—	15.2
Accounts payable and other liabilities	(7.6)	(2.1)
Payables under inventory purchase agreements	(4.2)	(9.8)
Deferred revenue and advances from customers, net of deferred costs	(5.0)	5.3
Pension and postretirement benefit liabilities	(5.2)	(1.2)
Other changes, net	(0.2)	(0.2)
Cash provided by operating activities	12.3	15.2

INVESTING
Capital expenditures	(2.4)	(0.7)
Cash used in investing activities	(2.4)	(0.7)

FINANCING
Proceeds from the issuance of common stock, net	19.0	23.2
Exercise of stock options	0.4	—
Common stock withheld for tax obligations under stock-based compensation plan	(0.3)	(1.9)
Payment of interest classified as debt	(3.1)	(3.1)
Other	—	(0.1)
Cash provided by financing activities	16.0	18.1

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.1)	—

Increase in cash, cash equivalents and restricted cash	25.8	32.6
Cash, cash equivalents and restricted cash, beginning of period	233.8	212.4
Cash, cash equivalents and restricted cash, end of period	$259.6	$245.0

Supplemental cash flow disclosures:
Cash paid for income taxes	$0.6	$—

Non-cash activities:
Adjustment of right to use lease assets from lease modification	$—	$4.2
Property, plant and equipment included in accounts payable and accrued liabilities	$0.5	$—
Equity issuance costs included in accounts payable and accrued liabilities	$0.1	$0.1
Common stock withheld for tax obligations under stock-based compensation plan	$0.1	$1.1

CENTRUS ENERGY CORP.
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except share and per share data)

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$227.0	$201.2
Accounts receivable	34.5	49.4
Inventories	195.3	306.4
Deferred costs associated with deferred revenue	94.8	117.6
Other current assets	40.9	10.8
Total current assets	592.5	685.4
Property, plant and equipment, net of accumulated depreciation of $4.7 million and $4.3 million as of June 30, 2024 and December 31, 2023, respectively	8.7	7.0
Deposits for financial assurance	2.6	32.4
Intangible assets, net	34.6	39.4
Deferred tax assets	22.2	28.5
Other long-term assets	7.6	3.5
Total assets	$668.2	$796.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$34.2	$41.9
Payables under inventory purchase agreements	37.7	41.9
Inventories owed to customers and suppliers	1.1	84.3
Deferred revenue and advances from customers	257.4	282.6
Short-term inventory loans	53.0	14.3
Current debt	6.1	6.1
Total current liabilities	389.5	471.1
Long-term debt	86.5	89.6
Postretirement health and life benefit obligations	77.2	81.2
Pension benefit liabilities	4.2	17.3
Advances from customers	—	32.8
Long-term inventory loans	26.2	63.1
Other long-term liabilities	8.0	8.8
Total liabilities	591.6	763.9

Stockholders’ equity:
Preferred stock, par value $1.00 per share, 20,000,000 shares authorized
Series A Participating Cumulative Preferred Stock, none issued	—	—
Series B Senior Preferred Stock, none issued	—	—
Class A Common Stock, par value $0.10 per share, 70,000,000 shares authorized, 15,560,980 and 14,956,434 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	1.6	1.5
Class B Common Stock, par value $0.10 per share, 30,000,000 shares authorized, 719,200 shares issued and outstanding as of June 30, 2024 and December 31, 2023	0.1	0.1
Excess of capital over par value	200.3	180.5
Accumulated deficit	(125.0)	(149.5)
Accumulated other comprehensive loss	(0.4)	(0.3)
Total stockholders’ equity	76.6	32.3
Total liabilities and stockholders’ equity	$668.2	$796.2